COLE CREDIT PROPERTY TRUST III, INC.
SUPPLEMENT NO. 6 DATED JULY 12, 2010
TO THE PROSPECTUS DATED APRIL 30, 2010

This document supplements, and should be read in conjunction with, the prospectus of Cole Credit Property Trust III, Inc. dated April 30, 2010, Supplement No. 1 dated April 30, 2010, Supplement No. 2 dated May 6, 2010, Supplement No. 3 dated May 14, 2010, Supplement No. 4 dated May 28, 2010 and Supplement No. 5 dated June 16, 2010. Unless otherwise defined in this supplement, capitalized terms used in this supplement shall have the same meanings as set forth in the prospectus.

The purpose of this supplement is to describe the following:

(1)	the status of the offering of shares of Cole Credit Property Trust III, Inc.;
(2)	recent real property investments and the placement of debt on certain real property investments;
(3)	potential real property investments; and
(4)	prior potential real property investments.

Status of Our Public Offering

Our initial public offering of 250,000,000 shares of common stock was declared effective on October 1, 2008.  Of these shares, we are offering up to 230,000,000 shares in a primary offering and have reserved and are offering up to 20,000,000 shares pursuant to our distribution reinvestment plan.  As of July 9, 2010, we had accepted investors’ subscriptions for, and issued, 181,113,514 shares of our common stock in the offering, resulting in gross proceeds of approximately $1.8 billion.  As of July 9, 2010, we had approximately 68,886,486 shares of our common stock remaining in our offering.

We will offer shares of our common stock pursuant to the offering until October 1, 2010, unless all shares being offered have been sold, in which case the offering will be terminated.  If all of the shares we are offering have not been sold by October 1, 2010, we may extend the offering as permitted under applicable law.  In addition, at the discretion of our board of directors, we may elect to extend the termination date of our offering of shares reserved for issuance pursuant to our distribution reinvestment plan until we have sold all shares allocated to such plan through the reinvestment of distributions, in which case participants in the plan will be notified.  The offering must be registered in every state in which we offer or sell shares and, generally, such registrations are for a period of one year. Therefore, we may have to stop selling shares in any state in which our registration is not renewed or otherwise extended annually.  We reserve the right to terminate the offering at any time prior to the stated termination date.

Recent Real Property Investments

The following information supplements, and should be read in conjunction with, the section captioned “Prospectus Summary — Description of Real Estate Investments” beginning on page 8 of the prospectus:

Description of Real Estate Investments

Wholly-owned properties

As of July 9, 2010, we wholly-owned 268 properties located in 38 states, comprising approximately 7.9 million gross rentable square feet of commercial space and approximately 7.8 million square feet of land subject to ground leases.  Properties acquired between June 16, 2010 and July 9, 2010 are listed below.

Property Description	Type	Tenant	Rentable Square Feet		Purchase Price (1)
Staples – Houston, TX	Office Supply	Staples the Office Superstore, LLC	20,060		$3,692,000
CVS – Ft. Myers, FL	Drugstore	Holiday CVS, LLC	12,900		5,966,000
Walgreens – Fort Mill, SC	Drugstore	Walgreen Co.	14,820		4,358,793
Lowe’s – Sanford, ME	Home Improvement	Lowe’s Home Centers, Inc.	—	(2)	9,375,000
Stripes – Eagle Pass, TX	Convenience Store	Stripes LLC	4,888		2,855,458
Stripes – Edinburg, TX	Convenience Store	Stripes LLC	3,600		2,425,152
Stripes – Palmhurst, TX	Convenience Store	Stripes LLC	2,925		1,010,405
Stripes – Ranchito, TX	Convenience Store	Stripes LLC	4,888		2,650,210
Atascocita Commons – Humble, TX	Shopping Center	Various	306,890	(3)	56,500,000
Tractor Supply – Southwick, MA	Specialty Retail	Tractor Supply Company	19,097		4,399,201
Tractor Supply – Belchertown, MA	Specialty Retail	Tractor Supply Company	19,097		3,639,645
AutoZone – Pearl River, LA	Automotive Parts	AutoZone Development Corporation	7,370		1,400,000
AutoZone - Rapid City, SD	Automotive Parts	AutoZone Development Corporation	7,381		1,163,500
Chili’s – Flanders, NJ	Restaurant	Brinker New Jersey, Inc.	6,046		2,429,933
Chili’s – Ramsey, NJ	Restaurant	Brinker New Jersey, Inc.	6,148		1,814,056
Macaroni Grill – Flanders, NJ	Restaurant	MAC Acquisition of New Jersey LLC	6,874		1,317,073
Macaroni Grill – Mt. Laurel, NJ	Restaurant	MAC Acquisition of New Jersey LLC	7,058		1,375,610
Macaroni Grill – Ramsey, NJ	Restaurant	MAC Acquisition of New Jersey LLC	8,074		2,487,805
Macaroni Grill – West Windsor NJ	Restaurant	MAC Acquisition of New Jersey LLC	7,913		1,531,707
On the Border – Alpharetta, GA	Restaurant	OTB Acquisition LLC	6,660		2,939,089
On the Border – Auburn Hills, MI	Restaurant	OTB Acquisition LLC	8,367		3,170,811
On the Border – Buford, GA	Restaurant	OTB Acquisition LLC	6,088		2,652,456
On the Border – Burleson, TX	Restaurant	OTB Acquisition LLC	6,082		3,193,622
On the Border – College Station, TX	Restaurant	OTB Acquisition LLC	6,652		2,920,456
On the Border – Columbus, OH	Restaurant	OTB Acquisition LLC	7,671		2,912,800
On the Border – Concord Mills, NC	Restaurant	OTB Acquisition LLC	6,102		2,920,878
On the Border – Denton, TX	Restaurant	OTB Acquisition LLC	5,661		2,823,933
On the Border – Desoto, TX	Restaurant	OTB Acquisition LLC	9,231		3,206,233
On the Border – Fort Worth, TX	Restaurant	OTB Acquisition LLC	7,127		3,472,678
On the Border – Garland, TX	Restaurant	OTB Acquisition LLC	5,948		2,178,022
On the Border – Kansas City, MO	Restaurant	OTB Acquisition LLC	6,780		2,513,889
On the Border – Lees Summit, MO	Restaurant	OTB Acquisition LLC	5,780		2,360,611
On the Border – Lubbock, TX	Restaurant	OTB Acquisition LLC	6,745		3,248,889
On the Border – Mesa, AZ	Restaurant	OTB Acquisition LLC	6,586		2,906,011
On the Border – Mt. Laurel, NJ	Restaurant	OTB Acquisition LLC	7,041		2,813,156
On the Border – Naperville, IL	Restaurant	OTB Acquisition LLC	6,906		3,397,211
On the Border – Novi, MI	Restaurant	OTB Acquisition LLC	8,017		2,824,744
On the Border – Oklahoma City, OK	Restaurant	OTB Acquisition LLC	7,289		2,878,500
On the Border – Peoria, AZ	Restaurant	OTB Acquisition LLC	6,506		2,550,522
On the Border – Rockwall, TX	Restaurant	OTB Acquisition LLC	6,668		3,021,056
On the Border – Rogers, AR	Restaurant	OTB Acquisition LLC	5,782		1,901,389
On the Border – Tulsa, OK	Restaurant	OTB Acquisition LLC	7,559		3,328,678

Property Description	Type	Tenant	Rentable Square Feet	Purchase Price (1)
On the Border – West Windsor NJ	Restaurant	OTB Acquisition LLC	7,611	$3,509,378
On the Border – West Springfield, MA	Restaurant	OTB Acquisition LLC	8,248	3,876,744
On the Border – Woodbridge, VA	Restaurant	OTB Acquisition LLC	7,878	3,499,833
Best Buy – Montgomery, AL	Consumer Electronics	Best Buy Stores, LP	30,505	6,100,000
City Center Plaza– Bellevue, WA	Office Building	Various (4)	583,179	310,000,000
			1,260,698	$503,513,137

(1)	Purchase price does not include acquisition costs.
(2)	Subject to a ground lease.
(3)	Excludes square feet subject to two ground leases.
(4)	Microsoft Corporation leases 96% of the total rentable square feet.

The following information supplements, and should be read in conjunction with, the section of our prospectus captioned “Investment Objectives and Policies — Real Property Investments” beginning on page 96 of the prospectus:

Real Property Investments

We engage in the acquisition and ownership of commercial properties throughout the United States.  We invest primarily in retail and other income-producing commercial properties located throughout the United States.

Wholly-owned properties

As of July 9, 2010, we, through separate wholly-owned limited liability companies and limited partnerships, owned a 100% fee simple interest in 268 properties located in 38 states, consisting of approximately 7.9 million gross rentable square feet of commercial space and approximately 7.8 million square feet of land subject to ground leases.  The properties generally were acquired through the use of proceeds from our ongoing public offering of our common stock and mortgage notes payable.

The following table summarizes properties acquired between June 16, 2010 and July 9, 2010 in order of acquisition date:

Property Description	Date Acquired	Year Built	Purchase Price (1)	Fees Paid to Sponsor (2)	Initial Yield (3)	Physical Occupancy
Staples – Houston, TX	June 17, 2010	2008	$3,692,000	$73,840	8.15%	100%
CVS – Ft. Myers, FL	June 18, 2010	2009	5,966,000	119,320	8.00%	100%
Walgreens – Fort Mill, SC	June 24, 2010	2010	4,358,793	87,176	7.80%	100%
Lowe’s – Sanford, ME	June 28, 2010	N/A (4)	9,375,000	187,500	7.36%	100%
Stripes – Eagle Pass, TX	June 29, 2010	2009	2,855,458	57,109	8.75%	100%
Stripes – Edinburg, TX	June 29, 2010	1999	2,425,152	48,503	8.75%	100%
Stripes – Palmhurst, TX	June 29, 2010	1986	1,010,405	20,208	8.75%	100%
Stripes – Ranchito, TX	June 29, 2010	2010	2,650,210	53,004	9.00%	100%
Atascocita Commons – Humble, TX	June 29, 2010	2006-2008	56,500,000	1,130,000	7.26%	93.7%
Tractor Supply – Southwick, MA	June 29, 2010	2008	4,399,201	87,984	8.48%	100%
Tractor Supply – Belchertown, MA	June 29, 2010	2008	3,639,645	72,793	8.45%	100%
AutoZone – Pearl River, LA	June 30, 2010	2007	1,400,000	28,000	8.23%	100%
AutoZone - Rapid City, SD	June 30, 2010	2008	1,163,500	23,270	8.25%	100%
Chili’s – Flanders, NJ	June 30, 2010	2003	2,429,933	48,599	9.00%	100%
Chili’s – Ramsey, NJ	June 30, 2010	1995	1,814,056	36,281	9.00%	100%
Macaroni Grill – Flanders, NJ	June 30, 2010	2003	1,317,073	26,341	10.25%	100%
Macaroni Grill – Mt. Laurel, NJ	June 30, 2010	2004	1,375,610	27,512	10.25%	100%
Macaroni Grill – Ramsey, NJ	June 30, 2010	1995	2,487,805	49,756	10.25%	100%
Macaroni Grill – West Windsor NJ	June 30, 2010	1998	1,531,707	30,634	10.25%	100%
On the Border – Alpharetta, GA	June 30, 2010	1997	2,939,089	58,782	9.00%	100%
On the Border – Auburn Hills, MI	June 30, 2010	1999	3,170,811	63,416	9.00%	100%
On the Border – Buford, GA	June 30, 2010	2001	2,652,456	53,049	9.00%	100%
On the Border – Burleson, TX	June 30, 2010	2000	3,193,622	63,872	9.00%	100%
On the Border – College Station, TX	June 30, 2010	1997	2,920,456	58,409	9.00%	100%

Property Description	Date Acquired	Year Built	Purchase Price (1)	Fees Paid to Sponsor (2)	Initial Yield (3)		Physical Occupancy
On the Border – Columbus, OH	June 30, 2010	1997	$2,912,800	$58,256	9.00%		100%
On the Border – Concord Mills, NC	June 30, 2010	2000	2,920,878	58,418	9.00%		100%
On the Border – Denton, TX	June 30, 2010	2002	2,823,933	56,479	9.00%		100%
On the Border – Desoto, TX	June 30, 2010	1983	3,206,233	64,125	9.00%		100%
On the Border – Fort Worth, TX	June 30, 2010	1999	3,472,678	69,454	9.00%		100%
On the Border – Garland, TX	June 30, 2010	2007	2,178,022	43,560	9.00%		100%
On the Border – Kansas City, MO	June 30, 2010	1997	2,513,889	50,278	9.00%		100%
On the Border – Lees Summit, MO	June 30, 2010	2002	2,360,611	47,212	9.00%		100%
On the Border – Lubbock, TX	June 30, 2010	1994	3,248,889	64,978	9.00%		100%
On the Border – Mesa, AZ	June 30, 2010	2002	2,906,011	58,120	9.00%		100%
On the Border – Mt. Laurel, NJ	June 30, 2010	2004	2,813,156	56,263	9.00%		100%
On the Border – Naperville, IL	June 30, 2010	1997	3,397,211	67,944	9.00%		100%
On the Border – Novi, MI	June 30, 2010	1997	2,824,744	56,495	9.00%		100%
On the Border – Oklahoma City, OK	June 30, 2010	1996	2,878,500	57,570	9.00%		100%
On the Border – Peoria, AZ	June 30, 2010	2002	2,550,522	51,010	9.00%		100%
On the Border – Rockwall, TX	June 30, 2010	1999	3,021,056	60,421	9.00%		100%
On the Border – Rogers, AR	June 30, 2010	2002	1,901,389	38,028	9.00%		100%
On the Border – Tulsa, OK	June 30, 2010	1995	3,328,678	66,574	9.00%		100%
On the Border – West Windsor NJ	June 30, 2010	1998	3,509,378	70,188	9.00%		100%
On the Border – West Springfield, MA	June 30, 2010	1995	3,876,744	77,535	9.00%		100%
On the Border – Woodbridge, VA	June 30, 2010	1998	3,499,833	69,997	9.00%		100%
Best Buy – Montgomery, AL	July 6, 2010	2003	6,100,000	122,000	8.25%		100%
City Center Plaza– Bellevue, WA	July 9, 2010	2008	310,000,000	6,200,000	6.33%	(5) (6)	99.6%
			$503,513,137	$10,070,263

(1)	Purchase price does not include acquisition costs.
(2)
Fees paid to sponsor include payments made to an affiliate of our advisor for acquisition fees in connection with the property acquisition and payments to our advisor for financing coordination fees for services performed in connection with the origination or assumption of debt financing obtained to acquire the respective property, where applicable.  For more detailed information on fees paid to our advisor or its affiliates, see the section captioned “Management Compensation” beginning on page 67 of the prospectus.

(3)
Initial yield is calculated as the current annual rental income for the in-place leases at the respective property divided by the property purchase price, exclusive of acquisition costs and fees paid to our advisor or its affiliates.

(4)	Subject to a ground lease and therefore year built is not applicable.
(5)	One tenant is subject to percentage rent; as such, the initial yield is based on the tenant’s minimum guaranteed percentage rent.
(6)	Primarily due to contractual rental increases per the terms of the respective leases, we expect the average capitalization rate for this property over the tenant’s remaining initial lease term to be approximately 7.70%. We determined the expected capitalization rate by dividing the property’s projected annual average net operating income by the purchase price of the property. Net operating income, as determined by us in our due diligence process, primarily includes contractual base rental income, contractual and expected parking income, expense reimbursements and miscellaneous income reduced for expected operating expenses such as common area maintenance, management fees, taxes and insurance, the majority of which is reimbursable to us by the tenant. Our projected annual average net operating income includes estimates that may differ from actual results.

Wholly-owned properties

The following table sets forth the principal provisions of the lease term for the major tenants at the wholly-owned properties listed above:

Property	Number of Tenants	Major Tenants (1)	Total Square Feet Leased		% of Total Rentable Square Feet	Renewal Options (2)	Current Annual Base Rent		Base Rent per Square Foot	Lease Term (3)
Staples – Houston, TX	1	Staples the Office Superstore, LLC	20,060		100%	3/5 yr.	$300,900		$15.00	6/17/2010	6/30/2018
CVS – Ft. Myers, FL	1	Holiday CVS, LLC	12,900		100%	3/5 yr.	477,300		37.00	6/18/2010	1/31/2035
Walgreens – Fort Mill, SC	1	Walgreen Co.	14,820		100%	10/5 yr.	340,000		22.94	6/24/2010	4/30/2035
Lowe’s – Sanford, ME	1	Lowe’s Home Centers, Inc.	—	(4)	100%	6/5 yr.	690,000		1.03	6/28/2010	10/31/2029
Stripes – Eagle Pass, TX	1	Stripes LLC	4,888		100%	4/5 yr.	249,853	(5)	51.12	6/29/2010	6/30/2030
Stripes – Edinburg, TX	1	Stripes LLC	3,600		100%	4/5 yr.	212,201	(5)	58.94	6/29/2010	6/30/2030
Stripes – Palmhurst, TX	1	Stripes LLC	2,925		100%	4/5 yr.	88,410	(5)	30.23	6/29/2010	6/30/2030
Stripes – Ranchito, TX	1	Stripes LLC	4,888		100%	4/5 yr.	238,519	(5)	48.80	6/29/2010	6/30/2030
Atascocita Commons – Humble, TX	1	Kohl’s Illinois, Inc.	88,827		29%	8/5 yr.	896,708		10.09	6/29/2010	1/31/2019
							986,379		11.10	2/1/2019	1/31/2029
	1	Marmaxx Operating Corp.	50,035		16%	4/5 yr.	537,876		10.75	6/29/2010	8/31/2013
							562,894		11.25	9/1/2013	8/31/2018
	1	Ross Dress for Less, Inc.	30,187		10%	4/5 yr.	330,548		10.95	6/29/2010	1/31/2014
							345,641		11.45	2/1/2014	1/31/2019
	1	Specialty Retailers (TX) LP	29,995		10%	2/5 yr.	239,960		8.00	6/29/2010	1/31/2017
Tractor Supply – Southwick, MA	1	Tractor Supply Company	19,097		100%	4/5 yr.	373,000	(6)	19.53	6/29/2010	1/10/2024
Tractor Supply – Belchertown, MA	1	Tractor Supply Company	19,097		100%	4/5 yr.	307,550	(6)	16.10	6/29/2010	3/14/2024
AutoZone –	1	AutoZone Development	7,370		100%	4/5 yr.	115,200		15.63	6/30/2010	5/31/2017
Pearl River, LA		Corporation					118,080		16.02	6/1/2017	5/31/2027
AutoZone - Rapid City, SD	1	AutoZone Development Corporation	7,381		100%	4/5 yr.	96,000		13.01	6/30/2010	8/31/2028
Chili’s – Flanders, NJ	1	Brinker New Jersey, Inc.	6,046		100%	4/5 yr.	218,694	(7)	36.17	6/30/2010	6/30/2030
Chili’s – Ramsey, NJ	1	Brinker New Jersey, Inc.	6,148		100%	4/5 yr.	163,265	(7)	26.56	6/30/2010	6/30/2030
Macaroni Grill – Flanders, NJ	1	MAC Acquisition of New Jersey LLC	6,874		100%	4/5 yr.	135,000	(7)	19.64	6/30/2010	6/30/2030
Macaroni Grill – Mt. Laurel, NJ	1	MAC Acquisition of New Jersey LLC	7,058		100%	4/5 yr.	141,000	(7)	19.98	6/30/2010	6/30/2030
Macaroni Grill – Ramsey, NJ	1	MAC Acquisition of New Jersey LLC	8,074		100%	4/5 yr.	255,000	(7)	31.58	6/30/2010	6/30/2030
Macaroni Grill – West Windsor NJ	1	MAC Acquisition of New Jersey LLC	7,913		100%	4/5 yr.	157,000	(7)	19.84	6/30/2010	6/30/2030
On the Border – Alpharetta, GA	1	OTB Acquisition LLC	6,660		100%	4/5 yr.	264,518	(7)	39.72	6/30/2010	6/30/2030
On the Border – Auburn Hills, MI	1	OTB Acquisition LLC	8,367		100%	4/5 yr.	285,373	(7)	34.11	6/30/2010	6/30/2030

Property	Number of Tenants	Major Tenants (1)	Total Square Feet Leased		% of Total Rentable Square Feet	Renewal Options (2)	Current Annual Base Rent		Base Rent per Square Foot	Lease Term (3)
On the Border – Buford, GA	1	OTB Acquisition LLC	6,088		100%	4/5 yr.	$238,721	(7)	$39.21	6/30/2010	6/30/2030
On the Border – Burleson, TX	1	OTB Acquisition LLC	6,082		100%	4/5 yr.	287,426	(7)	47.26	6/30/2010	6/30/2030
On the Border – College Station, TX	1	OTB Acquisition LLC	6,652		100%	4/5 yr.	262,841	(7)	39.51	6/30/2010	6/30/2030
On the Border – Columbus, OH	1	OTB Acquisition LLC	7,671		100%	4/5 yr.	262,152	(7)	34.17	6/30/2010	6/30/2030
On the Border – Concord Mills, NC	1	OTB Acquisition LLC	6,102		100%	4/5 yr.	262,879	(7)	43.08	6/30/2010	6/30/2030
On the Border – Denton, TX	1	OTB Acquisition LLC	5,661		100%	4/5 yr.	254,154	(7)	44.90	6/30/2010	6/30/2030
On the Border – Desoto, TX	1	OTB Acquisition LLC	9,231		100%	4/5 yr.	288,561	(7)	31.26	6/30/2010	6/30/2030
On the Border – Fort Worth, TX	1	OTB Acquisition LLC	7,127		100%	4/5 yr.	312,541	(7)	43.85	6/30/2010	6/30/2030
On the Border – Garland, TX	1	OTB Acquisition LLC	5,948		100%	4/5 yr.	196,022	(7)	32.96	6/30/2010	6/30/2030
On the Border – Kansas City, MO	1	OTB Acquisition LLC	6,780		100%	4/5 yr.	226,250	(7)	33.37	6/30/2010	6/30/2030
On the Border – Lees Summit, MO	1	OTB Acquisition LLC	5,780		100%	4/5 yr.	212,455	(7)	36.76	6/30/2010	6/30/2030
On the Border – Lubbock, TX	1	OTB Acquisition LLC	6,745		100%	4/5 yr.	292,400	(7)	43.35	6/30/2010	6/30/2030
On the Border – Mesa, AZ	1	OTB Acquisition LLC	6,586		100%	4/5 yr.	261,541	(7)	39.71	6/30/2010	6/30/2030
On the Border – Mt. Laurel, NJ	1	OTB Acquisition LLC	7,041		100%	4/5 yr.	253,184	(7)	35.96	6/30/2010	6/30/2030
On the Border – Naperville, IL	1	OTB Acquisition LLC	6,906		100%	4/5 yr.	305,749	(7)	44.27	6/30/2010	6/30/2030
On the Border – Novi, MI	1	OTB Acquisition LLC	8,017		100%	4/5 yr.	254,227	(7)	31.71	6/30/2010	6/30/2030
On the Border – Oklahoma City, OK	1	OTB Acquisition LLC	7,289		100%	4/5 yr.	259,065	(7)	35.54	6/30/2010	6/30/2030
On the Border – Peoria, AZ	1	OTB Acquisition LLC	6,506		100%	4/5 yr.	229,547	(7)	35.28	6/30/2010	6/30/2030
On the Border – Rockwall, TX	1	OTB Acquisition LLC	6,668		100%	4/5 yr.	271,895	(7)	40.78	6/30/2010	6/30/2030
On the Border – Rogers, AR	1	OTB Acquisition LLC	5,782		100%	4/5 yr.	171,125	(7)	29.60	6/30/2010	6/30/2030
On the Border – Tulsa, OK	1	OTB Acquisition LLC	7,559		100%	4/5 yr.	299,581	(7)	39.63	6/30/2010	6/30/2030
On the Border – West Windsor NJ	1	OTB Acquisition LLC	7,611		100%	4/5 yr.	315,844	(7)	41.50	6/30/2010	6/30/2030
On the Border – West Springfield, MA	1	OTB Acquisition LLC	8,248		100%	4/5 yr.	348,907	(7)	42.30	6/30/2010	6/30/2030
On the Border – Woodbridge, VA	1	OTB Acquisition LLC	7,878		100%	4/5 yr.	314,985	(7)	39.98	6/30/2010	6/30/2030
Best Buy – Montgomery, AL	1	Best Buy Stores, LP	30,505		100%	4/5 yr.	518,585		17.00	7/6/2010	1/31/2019
City Center Plaza– Bellevue, WA	1	Microsoft Corporation	561,584	(8)	96%	3/5 yr.	19,286,504	(9)	34.34	7/9/2010	6/14/2024

(1)	Major tenants include those tenants that occupy greater than 10.0% of the rentable square feet of their respective property.
(2)	Represents option renewal period/term of each option.
(3)	Represents lease term beginning with the later of the purchase date or the rent commencement date through the end of the non-cancellable lease term.
(4)	Subject to a ground lease.
(5)	The annual base rent under the lease increases every five years by the lesser of two times the cumulative percentage increase in the Consumer Price Index over the preceding five-year period or 10%.
(6)	The annual base rent under the lease increases every five years by 8.5% of the then-current annual base rent.
(7)	The annual base rent under the lease increases every year by 2% of the then-current annual base rent.
(8)	Represents total square feet of the office space.
(9)
The annual base rent is comprised of rent for the office space of approximately $16.5 million, storage facilities of approximately $84,000 and parking of approximately $2.7 million. The office space and storage facilities rents each increase annually by 3.0% of the then-current annual base rent, while the parking space rent increases on the third lease year and every year thereafter by the lesser of fair market rent or 5.0%.

Placement of Debt on Certain Real Property Investments

We obtained or assumed the following mortgage notes in connection with certain previously acquired wholly-owned assets:

Property	Lender	Fixed Rate Loan Amount	Fixed Interest Rate	Loan Date	Maturity Date
Various (1)	JPMorgan Chase Bank, N.A.	$11,375,000	5.50%	6/30/2010	7/1/2020

(1)
The loan is secured by two single-tenant commercial properties and one multi-tenant commercial property that we own through our subsidiaries with an aggregate purchase price of approximately $28.8 million.

The mortgage note is non-recourse to us and CCPT III OP, but both are liable for customary non-recourse carveouts. The mortgage note may be prepaid subject to meeting certain requirements and payment of a prepayment premium as specified in the loan agreement.  In the event the mortgage note is not paid off on the maturity date, the mortgage loan includes default provisions.  Upon the occurrence of an event of default, interest on the mortgage note will accrue at an annual default interest rate equal to the lesser of (a) the maximum rate permitted by applicable law, or (b) the then-current interest rate plus 4.00% .

In connection with the mortgage note above, we paid our advisor a financing coordination fee equal to approximately $114,000.

Tenant Lease Expirations

The following table sets forth lease expirations of our wholly-owned properties, as of July 9, 2010, for each of the next ten years assuming no renewal options are exercised.  For purposes of the table, the “Total Annual Base Rent” column represents annualized base rent, based on rent in effect on January 1 of the respective year, for each lease that expires during the respective year.

Year Ending December31,	Number of Leases Expiring	Approx. Square Feet Expiring	Total Annual Base Rent	% of Total Annual Base Rent
2010	—	—	$—	—%
2011	7	20,208	362,717	0.25%
2012	15	66,070	1,310,752	0.90%
2013	11	69,107	745,160	0.51%
2014	5	12,565	373,045	0.26%
2015	9	39,515	541,086	0.37%
2016	4	229,317	3,636,007	2.50%
2017	8	97,380	1,192,908	0.82%
2018	16	273,604	4,126,126	2.84%
2019	18	161,477	3,131,955	2.16%
2020	6	52,450	1,052,639	0.72%
	99	1,021,693	$16,472,395	11.33%

Depreciable Tax Basis

For federal income tax purposes, the aggregate depreciable basis in the wholly-owned properties noted above is approximately $396.7 million.  When we calculate depreciation expense for federal income tax purposes, we depreciate buildings and improvements over a 40-year recovery period using a straight-line method and a mid-month convention and depreciate furnishings and equipment over a twelve-year recovery period.  The preliminary depreciable basis in the properties noted above is estimated, as of July 9, 2010, as follows:

Wholly-owned Property	Depreciable Tax Basis
Staples – Houston, TX	$2,767,047
CVS – Ft. Myers, FL	3,696,882
Walgreens – Fort Mill, SC	3,354,268
Lowe’s – Sanford, ME	—	(1)
Stripes – Eagle Pass, TX	2,294,116
Stripes – Edinburg, TX	1,601,067
Stripes – Palmhurst, TX	574,715
Stripes – Ranchito, TX	2,338,472
Atascocita Commons – Humble, TX	46,216,040	(2)
Tractor Supply – Southwick, MA	2,987,324
Tractor Supply – Belchertown, MA	2,733,411
AutoZone – Pearl River, LA	1,272,824
AutoZone - Rapid City, SD	970,881
Chili’s – Flanders, NJ	2,017,033
Chili’s – Ramsey, NJ	1,504,749
Macaroni Grill – Flanders, NJ	1,093,273
Macaroni Grill – Mt. Laurel, NJ	1,141,216
Macaroni Grill – Ramsey, NJ	2,063,620
Macaroni Grill – West Windsor NJ	1,269,593
On the Border – Alpharetta, GA	1,772,239
On the Border – Auburn Hills, MI	2,389,380
On the Border – Buford, GA	1,579,534
On the Border – Burleson, TX	2,297,620
On the Border – College Station, TX	2,399,057
On the Border – Columbus, OH	2,391,701
On the Border – Concord Mills, NC	2,395,099
On the Border – Denton, TX	2,319,882
On the Border – Desoto, TX	2,632,638
On the Border – Fort Worth, TX	2,850,722
On the Border – Garland, TX	1,791,441
On the Border – Kansas City, MO	2,062,674
On the Border – Lees Summit, MO	1,937,642
On the Border – Lubbock, TX	2,667,539
On the Border – Mesa, AZ	2,381,363
On the Border – Mt. Laurel, NJ	2,333,815
On the Border – Naperville, IL	2,787,787
On the Border – Novi, MI	2,315,990
On the Border – Oklahoma City, OK	2,363,087
On the Border – Peoria, AZ	2,091,187
On the Border – Rockwall, TX	2,481,127
On the Border – Rogers, AR	1,566,767
On the Border – Tulsa, OK	2,730,683
On the Border – West Windsor NJ	2,908,835
On the Border – West Springfield, MA	3,176,906
On the Border – Woodbridge, VA	2,878,342
Best Buy – Montgomery, AL	4,984,916
City Center Plaza– Bellevue, WA	250,306,784
	$396,691,288

(1)	Subject to a ground lease and therefore depreciable basis is not applicable.
(2)	Depreciable basis excludes two ground leases.

Cole Realty Advisors, an affiliate of our advisor, has the sole and exclusive right to manage, operate, lease and supervise the overall maintenance of the properties listed above.  In accordance with the property management agreement, we may pay Cole Realty Advisors (i) up to 2.0% of gross revenues from our single tenant properties and (ii) up to 4.0% of gross revenues from our multi-tenant properties.  We currently have no plan for any renovations, improvements or development of the properties listed above and we believe the properties are adequately insured.  We intend to obtain adequate insurance coverage for all future properties that we acquire.

Potential Real Property Investments

Our advisor has identified certain properties as potential suitable investments for us.  The acquisition of each such property is subject to a number of conditions.  A significant condition to acquiring any one of these potential acquisitions is our ability to raise sufficient proceeds in this offering to pay all or a portion of the purchase price.  An additional condition to acquiring these properties may be securing debt financing to pay the balance of the purchase price.  Such financing may not be available on acceptable terms or at all.

Our evaluation of a property as a potential acquisition, including the appropriate purchase price, may include our consideration of a property condition report; unit-level store performance; property location, visibility and access; age of the property, physical condition and curb appeal; neighboring property uses; local market conditions, including vacancy rates; area demographics, including trade area population and average household income; neighborhood growth patterns and economic conditions; and the presence of demand generators.

 We decide whether to acquire each property generally based upon:

•	satisfaction of the conditions to the acquisition contained in the contract;
•	no material adverse change occurring relating to the property, the tenant or in the local economic conditions;
•	our receipt of sufficient net proceeds from the offering of our common stock to the public and financing proceeds to make the acquisition; and
•	our receipt of satisfactory due diligence information including the appraisal, environmental reports and tenant and lease information.

Other properties may be identified in the future that we may acquire prior to or instead of these properties.  Due to the considerable conditions that must be satisfied in order to acquire these properties, we cannot make any assurances that the closing of these acquisitions is probable.  The properties currently identified are listed below.  The respective seller of each property is an unaffiliated third party.

Property	Expected Acquisition Date	Approximate Purchase Price (1)	Approximate Compensation to Sponsor (2)
Tire Kingdom – Auburndale, FL	July 2010	$2,252,000	$45,040
AutoZone - Hartville, OH	July 2010	1,212,000	24,240
Tractor Supply – Troy, MO	July 2010	2,619,048	52,381
Tractor Supply – Union, MO	July 2010	2,857,143	57,143
Tractor Supply – Alton, IL	July 2010	2,857,143	57,143
		$11,797,334	$235,947

(1)	Approximate purchase price does not include acquisition costs, which we expect to be approximately 3.0% of the contract purchase price, which include acquisition fees described in note 2 below.
(2)	Amounts include fees payable to an affiliate of our advisor for acquisition fees in connection with the property acquisition.

The potential property acquisitions are subject to net leases, pursuant to which each tenant is required to pay substantially all operating expenses and capital expenditures in addition to base rent.

Property	Major Tenants (1)	Total Square Feet Leased	% of Total Rentable Square Feet
Tire Kingdom – Auburndale, FL	TBC Retail Group, Inc	6,922	100%
AutoZone - Hartville, OH	AutoZone Development Corporation	7,381	100%
Tractor Supply – Troy, MO	Tractor Supply Company	19,100	100%
Tractor Supply – Union, MO	Tractor Supply Company	19,097	100%
Tractor Supply – Alton, IL	Tractor Supply Company	19,097	100%
		71,597

(1)	Major tenants include those tenants that occupy greater than 10.0% of the rentable square feet of the property.

The table below provides leasing information for the major tenants at each property:

Property	Number of Tenants	Major Tenants (1)	Renewal Options (2)	Current Annual Base Rent		Base Rent per Square Foot	Lease Term (3)
Tire Kingdom – Auburndale, FL	1	TBC Retail Group, Inc	3/5 yr.	$182,443	(4)	$26.36	5/10/2010	5/31/2035
AutoZone - Hartville, OH	1	AutoZone Development Corporation	4/5 yr.	100,000		13.55	2/1/2008	1/31/2028
Tractor Supply – Troy, MO	1	Tractor Supply Company	4/5 yr.	220,000	(5)	11.52	2/7/2009	2/28/2024
Tractor Supply – Union, MO	1	Tractor Supply Company	4/5 yr.	240,000	(6)	12.57	9/24/2008	9/30/2023
Tractor Supply – Alton, IL	1	Tractor Supply Company	4/5 yr.	240,000	(5)	12.57	4/30/2008	4/30/2023

(1)	Major tenants include those tenants that occupy greater than 10.0% of the rentable square feet of the property.
(2)	Represents remaining option renewal periods/term of each option.
(3)	Represents lease term beginning with the lease commencement date through the end of the non-cancellable lease term.
(4)
The annual base rent under the lease increases every five years, beginning in the sixth year of the lease, by the lesser of the cumulative percentage increase in the Consumer Price Index over the preceding five-year period or 12%.

(5)	The annual base rent under the lease increases every five years by approximately 10% of the then-current annual base rent.
(6)	The annual base rent under the lease increases every five years by approximately 5% of the then-current annual base rent.

We expect to purchase the properties with proceeds from our ongoing public offering of common stock and available debt proceeds.  We may use the properties as collateral in future financings.

Prior Potential Real Property Investments

A prior supplement to this prospectus described potential acquisitions of a 15,120 square foot single-tenant commercial building leased to Walgreen Arizona Drug Co., located in Tucson, AZ, a 12,900 square foot single-tenant commercial building leased to CVS Pharmacy, Inc., located in League City, Texas and a 12,900 square foot single-tenant commercial building leased to CVS Pharmacy, Inc., located in Houston, Texas.  The purchase agreements for the acquisitions of the properties were terminated and these properties are no longer under consideration for purchase.